TRANSITION AGREEMENT

1.EMPLOYMENT SEPARATION. This Transition Agreement (“Agreement”) is entered into by Frank Pelzer (“Pelzer” or “Employee”) and F5, Inc. (“F5” or “Employer”). Pelzer has been employed by F5 as its Chief Financial Officer (“CFO”) since May 2018. Subject to the terms of this Agreement, Pelzer's employment with F5 will end at the end of the day on the date that Employer files its Form 10-K for the 2024 fiscal year, which is anticipated to be November 18, 2024 (“Employment Separation Date”), however, Pelzer will provide F5 with consulting services after such Employment Separation Date. The parties enter into this Agreement to confirm the continuing obligations of the parties to one another.

2.WAGES AND BENEFITS. Employee will be paid his regular compensation through the Employment Separation Date, less applicable deductions, taxes, and withholdings, on F5’s next regular payday following the Employment Separation Date or as otherwise legally required. Employee’s health care benefits will end on the last day of the month in which the Employment Separation Date occurs. All other benefits will end on the Employment Separation Date.

3.EMPLOYMENT PERIOD. Employee shall perform such tasks as are assigned by F5’s Chief Executive Officer (the “Employment Transition Services”) during the period beginning on the Execution Date of this Agreement and ending on the Employment Separation Date (the “Transition Period”). During the Employment Transition Period, Employee shall remain employed by F5 as CFO and will continue to receive his normal compensation. Employee will perform the Employment Transition Services diligently and in good faith and such performance is a material term of this Agreement. Effective on the Employment Separation Date, Employee resigns his employment with Employer.

4.CONSIDERATION. Provided that Employee is in compliance with all obligations to Employer (including this Agreement), executes and does not revoke this Agreement, and executes and delivers to Employer (after the Employment Separation Date) a second release in the form attached hereto as Exhibit A and the Consulting Agreement in the form attached hereto as Exhibit B (“Consulting Agreement”), Employer shall provide Employee with the following consideration:

4.1.Employee shall receive from Employer a lump sum payment in the amount of $315,125.00 less applicable deductions, taxes, and withholdings (the “Transition Payment”).

4.2.Subject to approval by the Talent and Compensation Committee of the Board of Directors, Employer shall accelerate vesting of 6,740 time-vesting restricted stock units (“RSUs”) that were granted to Employee as part of his employment with F5 (the “Accelerated RSUs”). The Accelerated RSUs will vest in 2024 on or as soon as practicable after the Effective Date (as defined in Exhibit A), with delivery of shares related thereto as soon as practicable after the Effective Date due to administrative reasons, as compensation and in support of the covenants and obligations herein and subject to all appropriate deductions and withholdings.

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Employee acknowledges and agrees that except as required by this Agreement, Employer has no obligation to provide any of the above-stated consideration. Employee further acknowledges and agrees that Employer provides the consideration set forth in this section as consideration for his performance of the Employment Transition Services and the covenants and release in this Agreement.

5.WAIVER AND RELEASE. Employee, on behalf of himself and his marital community, if any, heirs, executors, administrators and assigns, expressly waives against Employer, its present and former businesses, affiliates, subsidiaries, parents or other related entities of any nature, and its and their collective current and former officers, directors, stockholders, managers, employees, agents, trustees, representatives, members, agents and attorneys in each of their individual and representative capacities (all of which are collectively referred to as “Released Parties”) any and all claims, damages, causes of action or disputes, whether known or unknown, based upon acts or omissions relating to Employee’s employment with or the end of Employee’s employment with Employer which occurred on or prior to the execution of this Agreement; and further releases, discharges and acquits Released Parties, individually and in their representative capacities, from such claims, damages, causes of action or disputes unless expressly excluded from the scope of this waiver and release (“Released Claims”).  This waiver and release includes any claims under common law or federal, state, or local statute or ordinance, including, without limitation, the Age Discrimination in Employment Act (ADEA) and Older Workers Benefit Protection Act (OWBPA).  Excluded from this Release are claims that Employee may have regarding vested benefits under ERISA, any other claim that may not be released in accordance with applicable law, and any rights or claims that may arise after the date this Agreement is executed.  Employee is not barred from bringing an action challenging the validity of this Agreement under the ADEA or OWBPA.

    Nothing in this Agreement is intended to or shall prevent or interfere with Employee's right to provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding Employer's past or future conduct, or engage in any activities protected under the whistleblower statutes administered by OSHA, SEC, National Labor Relations Board, or other government agency, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

6.EMPLOYER PROPERTY. Employee represents and warrants that, upon Employer’s request, but in any event no later than the Employment Separation Date (or, at Employer’s election, the end of the consulting services provided under the Consulting Agreement), Employee will turn over to Employer all computers or other electronic devices, files, data, memoranda, keys, cellular phones, pagers, credit cards, manuals, data, records, and other documents, including electronically recorded documents, photographs, data, and physical property that Employee received from Employer or its employees or that Employee generated in the course of Employee’s relationship with Employer.

7.NONDISCLOSURE AND INDEMNIFICATION AGREEMENTS. Employee represents and warrants that Employee has not violated the Employee Nondisclosure and Assignment

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Agreement (“NDA”), dated April 20, 2018, and shall comply fully with the terms and conditions of the NDA, which shall remain in full force and effect and is incorporated herein by reference. Employee shall not disparage any of the Released Parties, provided, that nothing in this provision shall preclude or limit Employee from disclosing or describing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. The F5 Networks, Inc. Indemnification Agreement, dated May 21, 2018, is also incorporated herein by reference.

8.CONSULTING AGREEMENT. The parties contemplate that F5 and Pelzer will enter into a Consulting Agreement, in the format attached as Exhibit B, under which Pelzer will provide consulting services to F5 on a contractual basis after the termination of his employment with F5 in order to assist F5 with its transition to a new CFO. The parties agree that, during the time Pelzer acts as a consultant, he will be an independent contractor and not an employee of F5. Pelzer agrees and acknowledges that the Start Date for the consulting services will be after the Employment Separation Date, which constitutes a termination of Pelzer’s “Continuous Service” for F5 as that phrase is used in the F5, Inc. Incentive Plan (the “Plan”). As such, Pelzer agrees and acknowledges that, except as expressly contemplated by this Agreement, he forfeits and will have no future vesting for any Awards (as defined by the Plan) that were unvested as of the Employment Separation Date.

9.SEVERABILITY. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, it shall be interpreted to render it enforceable to the maximum extent consistent with applicable law. If no such interpretation is possible, such provision shall be severed from the Agreement and the other provisions of this Agreement shall remain valid and enforceable to the maximum extent consistent with applicable law.

10.KNOWING AND VOLUNTARY AGREEMENT. Employee warrants and represents that Employee: (1) has carefully read this Agreement and finds the manner in which it is written understandable; (2) understands that Employee is giving up certain claims, damages, and disputes that may have arisen on or before the date of this Agreement; (3) understands its contents and its final and binding effect; and (4) has signed the Agreement as Employee’s free and voluntary act. Employee acknowledges that in executing this Agreement, Employee does not rely upon any representation or statement by Employer or any other Released Party concerning the subject matter of this Agreement, except as expressly set forth in the text of this Agreement.

11.TIME TO CONSIDER AGREEMENT. Employer hereby advises Employee to consider this Agreement carefully and to consult with an attorney of his choice before signing this Agreement. In compliance with the ADEA and the OWBPA, Employee expressly acknowledges that he has been given at least 21 calendar days to review this Agreement before signing it. If Employee signs this Agreement before the expiration of that 21 day period, Employee is expressly waiving his right to consider the Agreement for any remaining portion of that 21 days. Employee may submit the signed Agreement in the following ways:

•DocuSign
•Email: PeopleOps@f5.com

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•Mailed, or sent by delivery or carrier, such as FedEx to:    Attention HR Operations, 801 Fifth Avenue, Seattle WA 98104

12.REVOCATION AND EFFECTIVE DATE. Employee has the right to revoke this Agreement within seven (7) days of its execution (the “Revocation Period”). To revoke this Agreement, Employee may submit a revocation in the following ways, provided that it must be received by no later than the seventh day after Employee signs this Agreement:

•Email: PeopleOps@f5.com
•Mailed, or sent by delivery or carrier, such as FedEx to: Attention HR Operations, 801 Fifth Avenue, Seattle WA 98104

If Employee revokes this Agreement, all promises made by Employee and Employer in this Agreement will not be effective. This Agreement shall become effective on the eighth day after delivery of this executed Agreement by Employee to Employer, provided that Employee has not revoked the Agreement and provided that the conditions precedent have been met.

13.DISPUTE RESOLUTION. Should it be necessary to enforce any of the terms of this Agreement, the prevailing party shall be entitled to costs and attorney’s fees (other than if Employee challenges the validity of this Agreement under the ADEA). This Agreement shall be governed by and interpreted under the laws of the State of Washington, excluding its choice or conflicts of law rules. Any disputes under this Agreement that are not informally resolved shall be resolved through binding arbitration in Seattle, Washington by a single neutral arbitrator under the then current rules of arbitration pertaining to employment disputes issued by the American Arbitration Association (“AAA”), except that the AAA shall not administer any such arbitration.

14.TAX TREATMENT This Agreement does not address Employee’s specific tax situation and Employee should consult with Employee’s own tax advisor. The Employer does not guarantee to Employee any tax treatment, outcome or liability, under any laws applicable to Employee, of any benefits provided under this Agreement, including, but not limited to, consequences under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). No provision of this Agreement shall be interpreted or construed to transfer any tax liability, including any liability for failure to comply with the requirements of Section 409A, from Employee to the Employer. Employee hereby assumes full and sole responsibility for payment of taxes due from him or the consideration, if any, on the consideration tendered herein and further agrees to defend, indemnify, and hold the Employer harmless from and against any loss, liability, obligation, action, cause of action, claims, demands, or other expenses of any nature whatsoever, relating to, in connection with, or arising out of the payment of said taxes and interest, and/or penalties imposed, arising out of any such tax.

15.ENTIRE AGREEMENT. This Agreement, including attachments and documents referenced herein, contains the entire understanding between the parties regarding the subject matter of this Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein. It supersedes all prior agreements between the parties except those explicitly referenced herein or necessary for the parties to

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perform their obligations under this Agreement, and then such agreements shall be applicable and enforceable only to the extent necessary for the parties to perform their obligations under this Agreement except otherwise provided herein. All modifications to this Agreement shall be in writing.

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By:	/s/ Frank Pelzer	Dated:	10/31/2024
Frank Pelzer
F5, Inc.
By:	/s/ Scot Rogers	Dated:	10/31/2024
Scot Rogers EVP, General Counsel

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EXHIBIT A

SECOND RELEASE OF CLAIMS

This Second Release of Claims (the “Second Agreement”) is entered into by Frank Pelzer
(“Pelzer” or “Employee”) and F5, Inc. (“F5” or “Employer”).

BACKGROUND

A.Pelzer’s employment with Employer terminated on the Employment Separation Date. The parties entered into the Transition Agreement setting forth the terms of Employee’s termination from Employer (the “First Agreement”). In consideration for Employer to provide the payments and accelerated vesting set forth in Section 4 of the First Agreement, Employee hereby enters into this Second Agreement.

B.Employer has advised Employee to consult an attorney prior to signing this Second Agreement and has provided Employee with up to 21 calendar days to consider this offer and to seek legal assistance. Employee has either consulted an attorney or voluntarily elected not to consult legal counsel and understands that this Second Agreement constitutes a waiver of all potential claims against Employer.
C.This Second Agreement must be executed by Employee and returned to Employer after the Employment Separation Date. Employee has 21 days after the Employment Separation Date to execute and return this Second Agreement.
AGREEMENT
1.WAGES AND BENEFITS. Employee acknowledges that he has been paid all employment compensation, benefits, vacation and other amounts owed for all time worked through the Employment Separation Date.
2.WAIVER AND RELEASE. Employee, on behalf of himself and his marital community, if any, heirs, executors, administrators and assigns, expressly waives against Employer, its present and former businesses, affiliates, subsidiaries, parents or other related entities of any nature, and its and their collective current and former officers, directors, stockholders, managers, employees, agents, trustees, representatives, members, agents and attorneys in each of their individual and representative capacities (all of which are collectively referred to as “Released Parties”) any and all claims, damages, causes of action or disputes, whether known or unknown, based upon acts or omissions relating to Employee’s employment with or the end of Employee’s employment with Employer which occurred on or prior to the execution of this Second Agreement; and further releases, discharges and acquits Released Parties, individually and in their representative capacities, from such claims, damages, causes of action or disputes unless expressly excluded from the scope of this waiver and release (“Released Claims”).  This waiver and release includes any claims under common law or federal, state, or local statute or ordinance, including, without limitation, the Age Discrimination in Employment Act (ADEA) and Older Workers Benefit Protection Act (OWBPA).  Excluded from this Release are claims that

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Employee may have regarding vested benefits under ERISA, any other claim that may not be released in accordance with applicable law, and any rights or claims that may arise after the date this Second Agreement is executed.  Employee is not barred from bringing an action challenging the validity of this Agreement under the ADEA or OWBPA.
Nothing in this Second Agreement is intended to or shall prevent or interfere with Employee's right to provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding Employer's past or future conduct, or engage in any activities protected under the whistleblower statutes administered by OSHA, SEC, National Labor Relations Board, or other government agency, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

3.KNOWING AND VOLUNTARY AGREEMENT; TIME TO CONSIDER AGREEMENT; REVOCATION. Employee warrants and represents that Employee: (1) has carefully read this Second Agreement and finds the manner in which it is written understandable; (2) knows the contents hereof; (3) is hereby advised to consult with an attorney regarding this Second Agreement and its effects prior to executing this Second Agreement; (4) understands that Employee is giving up certain claims, damages, and disputes known or unknown that may have arisen on or before the date of this Second Agreement; (5) has been given 21 calendar days to consider whether to accept this Second Agreement in accordance with the ADEA and OWBPA, and has signed it only after reading, considering and understanding it; (6) understands its contents and its final and binding effect; and (7) has signed the Second Agreement as his free and voluntary act. If Employee signs this Second Agreement before the expiration of the 21-day period that he has been given to consider it, he is expressly waiving his right to consider this Second Agreement for any remaining portion of that 21-day period. Employee acknowledges that in executing this Second Agreement, Employee does not rely upon any representation or statement by Employer or any other Released Party concerning the subject matter of this Second Agreement, except as expressly set forth in the text of the Second Agreement. Employee has the right to revoke this Second Agreement within 7 calendar days of its execution (the “Second Revocation Period”). To revoke this Second Agreement, Employee may submit a revocation in the following ways, provided that it must be received by no later than the seventh day after Employee signs this Second Agreement:

•Email: PeopleOps@f5.com
•Mailed, or sent by delivery or carrier, such as FedEx to:
Attention HR Operation, 801 Fifth Avenue, Seattle WA 98104

If Employee revokes the Second Agreement, all the promises made by Employee and Employer through or related to the Second Agreement will not be effective and F5 will not be required to provide the payments and accelerated vesting set forth in Section 4 of the First Agreement. The Second Agreement shall become effective on the eighth day after delivery of the executed Second Agreement by Employee to Employer (the “Effective Date”), provided that Employee has not revoked the Second Agreement and provided that the conditions precedent have been met.

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By:		Dated:
Frank Pelzer
F5, Inc.
By:		Dated:
Scot Rogers EVP, General Counsel

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EXHIBIT B

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made between Frank Pelzer (“Consultant”) and F5, Inc. (“F5” or “Client”).

1.    Scope of Services.

1.1    Subject to the terms and conditions of this Agreement, Consultant agrees to provide consulting services for Client (the “Services”) for a period of 6 months as described below:

Start Date: Anticipated to be December 1, 2024, but must be at least 7 days after Employer filed its Form 10-K for the 2024 fiscal year.

End Date: Anticipated to be May 31, 2025, but subject to change based on the date Employer filed its Form 10-K for the 2024 fiscal year.

Services to be provided: Consultant to act as a senior advisor to the CFO regarding the financial health of the business and other matters, as requested.

2.    Compensation.

2.1    Client shall pay Consultant for Services provided under this Agreement at the rate of $46,833.33 per month (which amount will be prorated if contract is terminated mid-month).

2.2    Subject to Client’s prior approval and upon receipt of appropriate documentary evidence, Client will reimburse Consultant for reasonable travel expenses incurred in support of the Services.

3.    Work for Hire; Ownership and Assignment of Rights.

3.1    Consultant agrees that any works created by Consultant in the course and scope of providing the Services by Consultant constitute "work for hire" and that all rights, title, and interest in such work belong exclusively to Client. Consultant assigns to Client, its successors and assigns, all right, title and interest in and to the work product of Consultant created by Consultant while performing Services for Client, including all intellectual property rights in the work product and all renewals and extensions of those rights, that may be secured under the laws now or hereafter enforced in effect in the United States or in any other country. To the extent that title to any such works may not by operation of law vest in Client or such works are held not to be works made for hire, Consultant hereby irrevocably assigns the sole right, title, and interest in such works and Consultant’s rights therein to Client. Consultant will use commercially reasonable efforts to obtain all necessary assignments and other documentation necessary to grant the assignments contained in this Section and to reasonably assist Client in prosecuting any applications for intellectual property protection related to any work delivered through the Services.

3.2    Consultant, at Client's expense, shall execute and deliver such instruments and take such other action as may be requested by Client to carry out the assignments contemplated by this section.

4.    Relationship of the Parties; Warranties; Responsibilities.

4.1    Consultant may enter into employment or other contracts to provide services to third parties during the term of this Agreement provided that, in doing so, Consultant does not breach any confidentiality obligations to F5 or other terms of this Agreement and provided that such relationship does not create a conflict of interest with F5. In the event that Consultant knows or suspects a potential conflict of interest exists, Consultant shall notify F5 of such potential conflict of interest. Based on the information provided by Consultant, if F5 reasonably determines that an irreconcilable conflict of interest exists, F5 may immediately terminate the contract in its discretion.

1.2To the full extent permitted by law, Client agrees to indemnify Consultant with respect to the Services to the same extent that Consultant was entitled to indemnification during his employment with F5 pursuant to the F5 Networks, Inc. Indemnification Agreement, dated May 21, 2018.

4.3    Consultant will indemnify, defend and hold F5 harmless from any and all claims, damages, penalties, fines, judgments, and assessments, including reasonable attorney's fees and expenses incurred by F5, as a result of Consultant’s failure to comply with Section 4.2 of this Agreement.

4.4    It is understood and agreed that Consultant is an independent contractor and not an employee of F5. Consultant will not have any authority to obligate F5 by contract or otherwise. It is expressly understood that this undertaking is not a joint venture or partnership between the parties.

5.    Allocation of Liability.

5.1    Except as expressly agreed herein, each party shall be responsible only for its own conduct in the performance of its respective obligations arising under this Agreement. The parties expressly assume no responsibility or liability for actions or omissions taken by or under the control of the other party.

5.2    EXCEPT FOR ITS INDEMNIFICATION OBLIGATION OR A BREACH OF CONFIDENTIALITY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR PUNITIVE DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS) REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTIES, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.    Confidentiality and Security.

6.1    “Confidential Information” includes any and all data, know-how, techniques, processes, code, business or financial information or other information disclosed to Consultant by F5 or third parties in connection with the Services or that is otherwise marked as confidential, disclosed under circumstances which would reasonably cause one to expect it to be confidential, or is otherwise treated by F5 as confidential. Consultant will not use, reproduce, disseminate or disclose any Confidential Information of F5, either during or after the term of this Agreement, except as necessary to perform the Services or as otherwise permitted under this Agreement.

6.2    The obligations of confidentiality under this Agreement will not apply to the extent Consultant can demonstrate that the information (i) was already known to it prior to being disclosed to Consultant by F5, (ii) was or has become generally known to the public through no wrongful act of Consultant, (iii) was, to Consultant’s knowledge, received by the Consultant from a third party without restriction on disclosure and without breach of an obligation of confidentiality running directly or indirectly to F5, or (iv) was independently developed by the Consultant without resort to F5’s Confidential Information.

6.3    Disclosure of Confidential Information or the supply of any materials to Consultant under this Agreement will not constitute any grant, option, or license under any patent, copyright or other intellectual property rights.

6.4    In the performance of the Services, Client may furnish Consultant with access to certain Client facilities, networks, systems or other computing resources. In the event Client grants such access, Consultant shall execute and comply with Client’s information security policies, including its Enterprise Acceptable Use Policy. Consultant shall not access any Client systems or facilities without Client’s consent. Agency Employees shall return all equipment and security badges that belong to Client when Services are completed or upon Client’s request, whichever is sooner.

7.    General Terms.

7.1 This Agreement shall become effective as of the last date of signature below and shall terminate on the End Date listed in Section 1.1 or by the parties in accordance with this section, whichever is sooner.  Either F5 or Consultant may terminate this Agreement at any time, with or without cause, by providing 60 days’ written notice to the other party.  Upon termination of this Agreement, Client shall pay Consultant for Services performed to the date of termination.

7.2    This Agreement and its attachments constitute the entire agreement between the parties with respect to the subject matter hereof and merges all prior communications. This Agreement shall not be modified or amended except by written agreement of the parties.

7.3    Consultant will not assign, subcontract, or transfer Consultant’s rights or delegate Consultant’s obligations under this Agreement without F5’s prior written consent. This Agreement will be binding upon the successors and permitted assigns of the parties to this Agreement. In the event that F5 does grant Consultant the right to subcontract any portion of the Services hereto, Consultant will be responsible for the performance of any subcontractor.

7.4    This Agreement will be construed by and governed under the laws of the State of Washington, excluding its principles of conflict of laws. The parties agree to submit to the exclusive jurisdiction of the federal and state courts located in King County, Washington and hereby agree that any such court will be a proper forum for the determination of any dispute arising hereunder.

7.5    The failure of either party to enforce any provision of this Agreement will not be deemed a waiver of the provision or of the right of such party thereafter to enforce that or any other provision.

7.6    Any notice required or permitted under this Agreement shall be in writing and delivered by email (return receipt requested), courier service, or first-class U.S. mail, and shall be deemed given when delivered to or received at an address set forth below.

7.7    The provisions of Sections 3, 4, 5, 6, and 7 of this Agreement shall survive its termination.

7.8    The parties warrant that this Agreement has been signed and executed by duly authorized representatives.

[Remainder of page intentionally left blank; signature page follows]

The parties hereto have executed this Consulting Agreement as of the second date below.

CLIENT: (F5, Inc.)	CONSULTANT:

By:	By:

Name (Print): Scot Rogers	Name: (Print): Frank Pelzer
EVP, General Counsel

Date:	Date:

Address: F5, Inc.	Address:
801 5th Ave
Seattle, WA 98104
Email: s.rogers@f5.com	Email:

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